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                              AMENDED and RESTATED
                              EMPLOYMENT AGREEMENT

      This amended and restated Agreement, made as of the 17th day of January 1996, between Freedom Chemical Company, a corporation organized and existing under the laws of the State of Delaware, with its executive offices at 1735 Market Street, Suite 3500, Philadelphia, PA, (hereinafter referred to as the "Company"), and ROBERT G. KITCHEN, (hereinafter called the "Employee").

                              W I T N E S S E T H:

      WHEREAS, the parties entered into an Employment Agreement dated as of the 31st day of May 1995; and

      WHEREAS, the parties have agreed to amend and restate such Agreement to incorporate certain changes;

      NOW THEREFORE, in consideration of the Employee's continuing employment by the Company at Cincinnati, Ohio, as Executive Vice President of the Company and as President of Hilton Davis Chemical Co., and of the covenants hereinafter set forth, it is mutually agreed as follows:

      1. Employee's Services.

            (a) General. The Employee shall faithfully and to the best of his ability devote all of his working time exclusively to the performance of such services for

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the Company as may be assigned to him. The Employee shall make his assigned headquarters at such place as the Company from time to time may direct. The Employee shall not, for renumeration or profit, directly or indirectly, render any service to, undertake any employment for, any other person, firm or corporation, whether in an advisory or consulting capacity or otherwise, without first obtaining the written consent of the Company.

            (b) Hilton Davis. The assignment as President of Hilton Davis Chemical Co. commences upon the date hereof and terminates upon notice by the Company to the Employee, but in no event later than December 31, 1996. Upon conclusion of such assignment, Employee, subject to the provisions of Section 4, will be offered a position with the Company with duties and compensation commensurate with or better than those described in this Agreement.

      2. Compensation.

            (a) Annual Base Salary. The Company shall pay to the Employee, in full payment for the services performed by the Employee, a base salary of $210,000 per annum. Performance and salary reviews will be undertaken in January of each subsequent year.


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            (b) Annual Management Bonus. Upon the achievement of predetermined targets by the Company, the Company shall pay to the Employee an annual management bonus. The incentive target and goals will he established for each fiscal year. The payout range will be from 0-150% of target. The target shall be no less than 50% of annual base compensation.

            (c) Vacation. The Employee shall be entitled to a vacation with pay of five (5) calendar weeks among each twelve months period of service. There shall be no carry-over nor accumulation of unused vacation.

            (d) Signing Bonus. The Employee shall be entitled to receive a one time signing bonus in the amount of $40,000. This bonus shall be payable in equal installments on March 1, 1996 and June 1, 1996.

      3. Expenses

            (a) Reimbursement of Expenses. The Company shall reimburse the Employee, in accordance with policies and practices of the Company then in effect, for (i) expense of moving in connection with a Company-directed change of the Employee's headquarters under circumstances reasonably requiring a change of residence, and (ii) travel, entertainment and other business expenses.


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            (b) Car Allowance. The Company will provide a monthly allowance of
$800.00.

            (c) During the term of the assignment set forth in Section l(b), Employee will be reimbursed for the cost of renting an apartment in the Cincinnati area, normal living expenses while in Cincinnati, including a rental car, as well as weekly transportation expenses incurred by the Employee and Employee's spouse for travel between Cincinnati and Charlotte.

      4. Employment

            (a) Duration of Agreement. The duration of this Agreement shall be through December 31, 1996. After that date, this Agreement may be terminated by either party with 60 days written notice, subject to the provisions of Section 4b.

            (b) Termination of Employment.

                  I. The Company may terminate the Employee's employment for Cause, as defined below, at any time and with no notice. Cause shall mean:

                  A.    Conviction of the Employee of a felony; or

                  B. Willful failure to substantially perform your duties, other than any



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                        failure resulting from incapacity due to disability or
                        physical or mental illness; or

                  C. Default or non-performance by the Employee of any of the provisions of this Agreement; or

                  D. Insubordination, provided, however, that the Employee shall not be required to perform or cause to be per-formed by others, any actions which are illegal, unethical, unsafe or environmentally unsound. The Employee shall not be terminated for refusing or failing to perform any such actions.

                  II. The Company may terminate the Employee's employment hereunder for reasons other than for Cause by giving written notice to the Employee as stated in 4a. In the event of such notice of termination, the Employee shall receive the Employee's base salary in effect at the time, which shall not be less than $210,000 per


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                        annum, and medical insurance benefits for a period of
                        twelve months, commencing with the date of the Company's notice to the Employee. A prorated portion of the Annual Management Bonus, based upon the amount of time the Employee has worked since the last Annual Management Bonus and management's assessment of performance against targets, shall be paid to the Employee within 30 days of notice of termination.

                  III. "Termination" shall also be deemed to have occurred with any of the following events:

                  A. Reduction, without the prior consent of the Employee, of the Employee's salary, or

                  B. Reduction without the prior consent of the Employee of any benefit under any of the company's employee benefit programs in which the Employee shall participate, other than a reduction


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                        that affects all senior executives of the Company; or


                  C. Default or non-performance by the Company of any of the provisions of this Agreement; or

                  D.    If, at the conclusion of the assignment set forth in
                        Section 1 (b), (i) Employee is not offered a position with the Company, or (ii) the position offered is unacceptable.

            In the event of such termination, the Employee shall receive the Employee's base salary in effect at the time, which shall not be less than $210,000 per annum, and medical insurance benefits for a period of twelve months, commencing with the date of the Company's notice to the Employee. A prorated portion of the Annual Management Bonus, based upon the amount of time the Employee has worked since the last Annual Management Bonus, shall be paid to the Employee within 30 days of notice of termination.


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                  IV.   "Termination" shall also be deemed to have occurred with
                        the following event:

                  A. The current Chairman and President of the Company cease to be employed in senior management positions of the Company; or

                  B. A Change of Control (as hereafter defined) occurs after which (i) Employee is terminated for any reason other than Cause, or (ii) there is a reduction in Employee's salary in effect immediately prior to the Change in Control, or there is a material reduction in the responsibilities of the Employee, and as a result of either, resigns his employment with the Company.

            In the event of such termination, the Employee shall receive one hundred fifty percent (150%) of the Employee's base salary in effect at the time, which shall not be less than $210,000 per annum, and medical insurance benefits for a period of twelve months, commencing with the


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            date of the Company's notice to the Employee. A prorated portion of the Annual Management Bonus, based upon the amount of time the Employee has worked since the last Annual Management Bonus, shall be paid to the Employee within 30 days of notice of termination.

      5. Confidentiality - Non Compete. Employee will sign the Company's Confidentiality Non-Compete Letter as part of this employment agreement. See

Attachment B.

      6. Employee Benefits. The Employee shall be eligible to participate in FCC's standard benefit program as well as the Company's Executive Benefits Program, plus paid life insurance at four times the salary of the employee's annual base salary. Where applicable, the Employee shall be deemed vested for benefits as of the Employee's first day of employment.

      7. Indemnification. In recognition of the Employee's need for substantial protection against personal liability in his role as an officer of the Company, the Company shall provide indemnification to the fullest extent permitted by law and to the extent insurance is maintained for the continued coverage of the Employee under an officer's liability insurance policy.


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      8. Special Pension Adjustment Payment. The Employee has completed approximately eighteen (18) years of service with his former employer. In recognition of this tenure and the Employee's resignation, the Company agrees to make a special annual cash payment to the Employee in the amount of five percent (5%) of base pay. The intent of this financial adjustment is to partially recognize the break in service and its impact on the current pension benefits of the Employee. This financial adjustment will continue for the next five years or until any part of the Employee's equity position in the Company is redeemed. Tn addition to this pension adjustment payment, the Employee will be enrolled with full immediate vesting in the pension plan of the Freedom Textile Chemicals Co. and the Freedom Chemical Company Supplemental Executive Retirement Plan.

      9. Assignability. This Agreement shall enure to the benefit of any assignee of the Company, and the Employee specifically agrees on demand to execute any and all necessary documents in connection therewith.

      10. Notices. Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by mail, telegram, radiogram or cable, and shall be deemed sufficiently given if and when re-


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ceived by the party to be notified at its address first set forth above or if and when mailed by registered mail, postage prepaid, addressed to such party at such address. Either party may, by notice to the other, change its address for receiving such notices.

      11. Equity Participation.

            (a) The Company believes that it is important for the Employee to own equity in the Company. The Employee as of the date of this agreement owns
355.90 shares of Freedom Chemical Company stock.

            (b) The Employee is a participant in the Company's 1994 Management

Incentive Equity Plan which currently provides the employee with 400 options. See Agreement Attachment C. Employee will be granted options for one hundred
(100) additional Series B shares pursuant to such Plan. Company management agrees to make its best effort to the Company's board of directors that all options under the Plan become fully vested in the event of a Change of Control. For purposes of this Agreement a "Change of Control" shall have the same meaning as set forth in such Plan.

            (c) Entire Agreement. This Agreement supersedes all previous contracts for personal services between the Company and the Employee, provided that neither


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party is relieved from any obligations to the other arising under any such previous contract while it was in force. This Agreement constitutes the entire understanding between the parties hereto with reference to the subject matter hereof and shall not be changed or modified except by written instrument signed by both parties.

      IN WITNESS WHEREOF the Company has caused this Agreement to be executed by duplicate by a proper and duly authorized representative thereof, and the Employee has signed this Agreement in duplicate, as of the day and year first above written.

FREEDOM CHEMICAL COMPANY

/s/ Fred P. Rullo                   /s/ Robert G. Kitchen
-------------------------           -------------------------------
Fred P. Rulio                          Robert G. Kitchen
President & CEO                        Employee


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